Exhibit 2.19

ASSET PURCHASE AGREEMENT

among:

Jesjam Holdings, LLC

DBA Med Tech Professional Billing

Randy B. Spector,

an individual

and

Medical Transcription Billing, Corp.,

a Delaware corporation

Dated on August 31, 2015

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2.15	Certain Payments, Etc.	17

2.16	Proceedings; Orders	17

2.17	Authority; Binding Nature of Agreements	17

2.18	Non-Contravention; Consents	18

2.19	Brokers	19

2.20	Full Disclosure	19

3.	Representations and Warranties of the Purchaser	19

3.1	Representations and Warranties of the Purchaser	19

3.2	Sole Representations and Warranties	20

3.3	Authority; Binding Nature Of Agreements	20

3.4	Non-Contravention	21

4.	Indemnification, Etc.	21

4.1	Survival of Representations and Covenants	21

4.2	Indemnification By and The Seller and Managing Member	21

4.3	Indemnification By The Purchaser	22

4.4	Conditions of Indemnification	23

4.5	Exclusivity of Indemnification Remedies	23

5.	Certain Post-Closing Covenants	24

5.1	Further Actions	24

5.2	Confidentiality; Publicity	24

5.3	Employees	25

5.4	Accounts Receivable	25

5.5	Non-Solicitation	25

5.6	Change of Name	25

5.6		25

6.	Miscellaneous Provisions	25

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6.1	EDI	25

6.2	New Business Incentives.	26

6.3	Further Assurances	26

6.4	Fees and Expenses	26

6.5	Notices	26

6.6	Headings	27

6.7	Counterparts	27

6.8	Unattached Exhibits	27

6.9	Choice of Law, Jurisdiction and Venue	27

6.10	Remedies Cumulative; Specific Performance	28

6.11	Waiver.	28

6.12	Amendments	28

6.13	Severability	28

6.14	Entire Agreement	28

6.15	Knowledge	29

6.16	Construction	29

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into on August 31, 2015, by and among: Jesjam Holdings, LLC, DBA Med Tech Professional Billing, a New York limited liability company (the “Seller”), Randy B. Spector (the “Managing Member”) and Medical Transcription Billing, Corp., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit “A”.

Recitals

Whereas, the Purchaser desires to purchase the assets of the Seller which is engaged in the business of providing Medical Billing Services (“Business”).

Whereas, Seller wishes to provide for the sale of substantially all of the assets of the Seller to the Purchaser on the terms set forth in this Agreement.

Now Therefore, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.           Sale of Assets; Related Transactions.

1.1          Purchase and Sale of the Purchased Assets. As of the Closing Date, and on the terms and subject to the fulfillment of the conditions of this Agreement, the Seller agrees to sell, assign and transfer all rights, title and interest in and to certain tangible and intangible assets of the Seller to the Purchaser, and the Purchaser agrees to purchase from the Seller the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets consist of: (a) all of the Seller’s rights and remedies, as of and from the Closing Date, concerning each Medical Billing Agreement as specified in Exhibit “B” attached hereto and made a part hereof; (b) all goodwill of Seller related to the Medical Billing Agreements; (c) all software programs and/or applications owned by Seller (including any associated licenses which are assignable); (d) any other assets that are owned by Seller that are needed for the conduct of the business of the Seller, provided that the Purchased Assets shall not include any Excluded Assets; and (e) all Intellectual Property of Seller, including such right, title and interest in and to the name “MedTech Professional Billing” as Seller possess.

(b)          Excluded Assets. The Purchased Assets shall not include any property listed on Exhibit “G”.

1.2          Purchase Price.

The aggregate consideration payable by the Purchaser to the Seller for the Purchased Assets (the “Purchase Price”) will, subject to adjustment in accordance with Section 1.3, be:

(a)          Initial Payment on the Closing Date. An amount (the “First Trailing Amount”) equal to 5% of all gross fees that were received by the Seller from Closing Date Clients during the 12-month period immediately preceding the Closing Date; plus

(b)          Installment Payments. An amount (“Installment Payments”) equal to twenty percent (20%) of all gross fees, if any, that are received by the Purchaser (or its Affiliates) on or before                               from all Closing Date Clients and all Former Clients for services rendered by the Seller (or its Affiliates) to Clients during the three-year period commencing on                                 and ending on                              ; plus

(c)          Final Payment. An amount (the “Final Payment”) equal to 5% of all gross fees that are received by the Purchaser (or its Affiliates) from Clients during the period commencing on                                 and ending on                              .

1.3          Adjustment to the Purchase Price.

(a)          All revenues and expenses of the Seller relating to the Purchased Assets will be adjusted (the “Adjustments”) as at the Closing Date to the effect that except as otherwise set forth herein:

(i)          up to the Closing Date, the Seller will bear all expenses and receive all revenues relating to the Purchased Assets;

(ii)         from and after the Closing Date, the Purchaser will bear all expenses and receive all revenues relating to the Business and the Purchased Assets and the Assumed Liabilities; and

(iii)        to facilitate the transition, during the period commencing on the Closing Date, and continuing through the first to occur of                                       or the date on which Purchaser notifies Seller in writing that such services are no longer required, the Seller will be responsible for (1) retaining and paying the Seller’s employees (“Retained Employees”) who have not been hired by Purchaser and are identified on Exhibit “I” and (2) paying all Transitional Costs; provided that Purchaser shall reimburse or prepay Seller for expenses related to Retained Employees and for all Transitional Costs as follows:

(1)         At the Closing, Purchaser will reimburse Seller for all                                                                                                                                                                                                                                                                                                                                                               paid by Seller prior to the Closing.

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(3)         Purchaser shall reimburse Seller for the balance of the Transitional Costs within five (5) business days after Seller delivers an itemized list of such expenses (which shall include, without limitation, gross wages that have been paid by Seller to the Retained Employees, and the employer’s share of customary federal, state and local employment taxes, Medicare, FUTA and SUI taxes relating to such wages) to Purchaser each week after the Closing Date.

(b)          Except as provided in Section 1.3(a), any Adjustments not made at Closing will be adjusted directly between the Parties at the time of the payment of the quarterly payments.

1.4          Payment of the Purchase Price.

Purchaser shall pay the Purchase Price to Seller as follows:

(a)          The First Trailing Amount in the amount of $                        shall be paid on the Closing Date;

(b)          The Installment Payments shall be paid within                                                            and within 10 days after the last day of each consecutive calendar quarter thereafter through and including                              ; and

(c)          The Final Payment shall be paid within 10 days of August 31, 2018.

1.5          Reporting.

(a)                                                                                                                                                                                                                                                                                                                                                   , the Purchaser will prepare and deliver to Seller a report (each, a “Monthly Report”) listing (i) all of the invoices sent to Clients during the preceding calendar month, (ii) the gross fees collected by Purchaser from each Client during the preceding calendar month, and (iii) the calculation of the Installment Payment and the Final Payment, if any, that is payable for such calendar month.

(b)          Seller and its agents (including an independent accountant) shall have the right to review, copy and audit the Purchaser’s financial records from time to time to the extent reasonably required to enable Purchaser to determine if the Installment Payments and the Final Payment were computed correctly. If it is determined that any of the Installment Payments or Final Payment were understated by 5% or more, then the Purchaser will pay 100% of the reasonable costs and expenses of the Seller’s review and audit. If it is determined that none of the Installment Payments or Final Payment were understated by 5% or more, then the Seller will pay 100% of the costs and expenses of Seller’s review and audit.

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(c)          If it is determined that any of the Installment Payments or Final Payment were understated, then Purchaser shall pay such shortfall to Seller upon demand by Seller with interest on the amount of such shortfall computed at the rate of 10% per annum from the date on which the payment was originally due through the date on which the shortfall and all accrued interest thereon is paid to Seller.

1.6          Sales Taxes.      The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, transfer taxes, documentary charges, recording fees or similar taxes that may become payable in connection with the sale of the Purchased Assets to the Purchaser.

1.7          Closing.

(a)          The closing of the sale of the Purchased Assets to the Purchaser (the “Closing”) shall take place at the offices of Purchaser in Somerset, New Jersey as of midnight on the evening of                                , or on such other date as the Purchaser and Seller may designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b)          At the Closing:

(i)          the Seller shall execute and deliver to the Purchaser such bills of sale (in the form attached as Exhibit “D”), endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets free of any Encumbrances (other than the consent of Clients to the assignment to Purchaser of their Medical Billing Agreements);

(ii)         the Purchaser shall pay to the Seller the First Trailing Amount and the amounts required by Section 1.3;

(iii)        the Purchaser shall execute and deliver to the Seller the Assumption Agreement (in the form attached as Exhibit “E”);

(iv)         Seller shall deliver to Purchaser possession and custody of all medical and financial records in Seller’s possession for the Seller’s current and former Clients, and Purchaser shall maintain such records in compliance with all applicable laws and the Seller’s Medical Billing Agreements.

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2.           Representations and Warranties of the Seller and Managing member.

The Seller and Managing Member represent, jointly and severally, and warrants to the Purchaser as follows:

2.1         Corporate Representations and Warranties.

(a)          Organization and Existence of the Seller. The Seller is a limited liability company organized and validly existing under the Laws of New York.

(b)          Corporate Power and Capacity. The Seller has the limited liability company power, authority and capacity to own or lease its property, including the Purchased Assets, and to carry on the Business as now being conducted by it.

(c)          Validity of Agreement.

(i)          The Seller has all necessary limited liability company power and capacity to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii)         The execution, delivery and performance by the Seller and Managing Member of this Agreement and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Seller.

(iii)        This Agreement and any other agreements entered into pursuant to this Agreement to which the Seller and Managing Member is a party constitute or will constitute legal, valid and binding obligations of the Seller and Managing Member, enforceable against the Seller and Managing Member in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)          Authorizations. There is no requirement for the Seller or Managing Member to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency as a condition to the lawful consummation of the Transactions.

(e)          No Violation. The execution and delivery of this Agreement by the Seller and the Managing Member, the consummation of the Transactions and the fulfillment by the Seller and Managing Member of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(i)          contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Seller under:

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A.           any Law;

B.           any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Seller;

C.           the constating documents or any resolutions of the Seller; or

(ii)          result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(f)          No Other Agreements to Purchase. Except for the Purchaser’s rights pursuant to this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other Contract for the purchase from the Seller of any of the Purchased Assets.

2.2          Financial Statements.   The Seller and Managing Member delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”): (a) the unaudited balance sheets of the Seller as of                                                                                                                                                                                                                                                                                                                                                                                                                                                                           (the “Unaudited Interim Balance Sheet”) and the related statements of income and retained earnings and cash flows for the year. The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause “(a)” of this Section 2.5 do not have notes) and present fairly in all material respects the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. Purchaser will have the option, at its sole expense, to audit or review such statements internally or retain a public accounting firm to audit or review such statements for the purpose of complying with SEC requirements and Seller will provide cooperation and access to support materials as requested for such audit or review.

2.3         Absence Of Changes.   Except as set forth in Part 2.3 of the Disclosure Schedule since

(a)          there has not been any adverse change in, and no event has occurred that might have an adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller;

(b)          there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Seller (whether or not covered by insurance);

(c)          the Seller and Managing Member has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Seller in the Ordinary Course of Business;

(d)          the Seller has not leased or licensed any asset from any other Person;

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(e)          the Seller has not made any capital expenditure;

(f)          the Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person;

(g)          the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h)          the Seller has not made any loan or advance to any other Person;

(i)          the Seller and Managing Member has not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(j)          no Contract by which the Seller and Managing Member or any of the assets owned or used by the Seller and Managing Member is or was bound, or under which the Seller and Managing Member has or had any rights or interest, including any Medical Billing Agreement, have been amended or terminated and the Seller and Managing Member has no knowledge of any pending amendments or terminations contemplated by Seller’s Clients;

(k)          the Seller and Managing Member has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

(l)          the Seller and Managing Member has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Seller since the date of the Unaudited Interim Balance Sheet, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m)          the Seller and Managing Member has not forgiven any debt or otherwise released or waived any right or claim;

(n)          the Seller and Managing Member has not changed any of its methods of accounting or accounting practices in any respect;

(o)          the Seller and Managing Member has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(p)          the Seller and Managing Member has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(o)” above.

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2.4          Title To Purchased Assets.   The Seller and Managing Member owns, and has good and valid title to, all of the Purchased Assets purported to be owned by it, including: all Purchased Assets reflected on the Unaudited Interim Balance Sheet; all Purchased Assets acquired by the Seller and Managing Member since the date of the Unaudited Interim Balance Sheet; all rights of the Seller and Managing Member under Seller Contracts; and all other Purchased Assets reflected in the books and records of the Seller and Managing Member as being owned by the Seller and Managing Member. All of said Purchased Assets are owned by the Seller and Managing Member free and clear of any Encumbrances (other than the consent of Clients to the assignment to Purchaser of their Medical Billing Agreements). Part 2.4 of the Disclosure Schedule identifies all of the Purchased Assets that are being leased or licensed to the Seller and Managing Member. The Purchased Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller and Managing Member to conduct its business in the manner in which such business is currently being conducted.

2.5          Receivables.   Part 2.5 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of                              , all of which are Excluded Assets.

2.6          Clients.   Part 2.6 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received during the period 1/1/15 through the Closing Date from each Client. Except as set forth in Part 2.6 of the Disclosure Schedule, Seller and Managing Member has not received any notice or other communication (in writing or otherwise), and the Seller and Managing Member has not received any other information, indicating that any Closing Day Client identified or required to be identified in Part 2.6 of the Disclosure Schedule may cease dealing with the Seller and Managing Member or may otherwise reduce the volume of business transacted by such Person with the Seller and Managing Member below historical levels.

2.7          Intellectual Property; Privacy.

(a)          Products and Services. Part 2.7(a) of the Disclosure Schedule accurately identifies and describes each Seller and Managing Member Product currently being designed, developed, marketed, distributed, provided, licensed, or sold by the Seller and Managing Member.

(b)          Registered IP. Part 2.7(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Seller and Managing Member has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Seller Product identified in Part 2.7(b) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

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(c)          Inbound Licenses. Part 2.7(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) agreements between the Seller and its employees in the Seller’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Seller’s business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.

(d)          Outbound Licenses. Part 2.7(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e)          Royalty Obligations. Part 2.7(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Seller to any Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the sale, or distribution of any Seller Product or the use of any Seller IP.

(f)          Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.7(f) of the Disclosure Schedule).

(g)          Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Seller or any Seller Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

(h)          Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.

(i)          Harmful Code. The Seller Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Seller Products or equipment upon which the Seller Products operate.

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(j)          Valid and Enforceable; No Infringement. All Seller IP is valid, subsisting, and enforceable. To the best of the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.7(j) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k)          No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Seller Product, and no method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or any Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used or incorporated in any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and no such claim is pending or, to the best of the Seller’s Knowledge, threatened against the Seller. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

2.8          Contracts.

(a)          Part 2.8(a) of the Disclosure Schedule identifies each Medical Billing Agreement and each other Seller Contract. The Seller has delivered to the Purchaser accurate and complete copies of all written Seller Contracts identified in Part 2.8(a) of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

(b)          Except as set forth in Part 2.8(b) of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential termination, violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

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(c)          To the best of the knowledge of the Seller and Managing Member, each Person against which the Seller has any rights under any Seller Contract is solvent and is able to satisfy all of such Person’s current monetary obligations and other obligations and Liabilities thereunder.

(d)          Except as set forth in Part 2.8(d) of the Disclosure Schedule, the Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(e)          The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(f)          No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

(g)          The Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

(h)          The Assumed Contracts included in Part 2.8(h) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted.

(i)          The Seller and Managing Member have provided Purchaser with complete copies of all written Medical Billing Agreements, including any and all addenda thereto, with the Closing Date Clients and Former Clients. Relative to those Closing Date Clients and Former Clients for whom Seller has not produced a Medical Billing Agreement, Seller is providing Medical Billing Services pursuant to a non-written Contract and the rights and responsibilities of the parties do not materially differ from those contained in the Agreement annexed hereto as Exhibit “K”, and the fees being charged to said Clients as set forth in Exhibit “L” are complete, correct and consistent with the Contracts.

2.9          Liabilities.

(a)          Except as set forth in Part 2.9(a) of the Disclosure Schedule, the Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) obligations under the Contracts listed in Part 2.9(a) of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

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(b)          The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

2.10        Compliance with Legal Requirements.

(a)          Except as set forth in Part 2.10(a) of the Disclosure Schedule: (a) the Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Legal Requirement; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, (d) to the best knowledge of Seller, none of Seller’s Clients are currently subject to or have received notice concerning an impending claim, audit or review by a governmental or commercial payor, and the Seller and Managing Member has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which or the Seller has possession that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement.

(b)          None of the Seller, any officer, director, manager, member or Managing Member or, to the Seller’s Knowledge, any agent, employee or independent contractor of the Seller has submitted any claims for reimbursement that are in violation of, nor has engaged in any activity that is in violation of, the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of HIPAA, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including, without limitation, the following:

(i)          making or causing to be made a false statement or representation in any application for any benefit or payment;

(ii)         making or causing to be made a false statement or representation for use in determining rights to any benefit or payment;

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(iii)        soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)         offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part p under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(v)          any other activity that violates any state or federal Legal Requirements, Permit requirements or Payor contractual obligations, if any, relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(c)          The Seller is, and has at all times been, in all material respects in compliance with HIPAA and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (including all rules and regulations thereunder) (the “HITECH Act”) and comparable state privacy and data security laws and regulations applicable to the Seller. The Seller has used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103) (i) to the extent applicable, in accordance with any limitations set forth in its customer or Payor agreements; and (ii) to perform functions, activities or services in accordance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security laws and regulations (to the extent not preempted by federal law). The Seller has not received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or suspected violation of, or failure to comply with, HIPAA, the HITECH Act or applicable state privacy and data security laws and regulations. No breach has occurred with respect to any unsecured Protected Health Information maintained by the Seller that is subject to the notification requirements of 45 C.F.R. part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state laws applicable to the Seller. With regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security laws and regulations, the Seller has no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. The Seller Products comply with HIPAA, the HITECH Act and applicable state privacy and data security laws and regulations.

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2.11        Governmental Authorizations. Part 2.11 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller and Managing Member, is held by any employee of the Seller and relates to or is useful in connection with the business of the Seller. The Managing Member and the Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.11 of the Disclosure Schedule, to the best knowledge of Seller: (i) the Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule; (iii) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.11 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller to conduct its business in the manner in which such business is currently being conducted, and (ii) to permit the Seller to own and use its assets in the manner in which they are currently owned and used.

2.12       Tax Matters.

(a)          The Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller.

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(b)          The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          No director or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Seller. The Seller has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Seller.

(d)          The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.13         Employee and Labor Matters.

(a)          Part 2.13(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee of the Seller who is on a leave of absence or on layoff status):

(i)          the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii)         such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2015;

(iv)        such employee’s annualized compensation as of the date of this Agreement;

(v)         each Seller Employee Plan in which such employee participates or is eligible to participate; and

(vi)        any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business.

(b)          The employment of each of the Seller’s employees is terminable by the Seller at will. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

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(c)          Part 2.13(c) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller (exclusive of attorneys, accountants, insurance agents and other professionals who have provided services to Seller):

(i)          the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

(ii)         a description of such independent contractor duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2015;

(iv)        the terms of compensation of such independent contractor; and

(v)         any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.

(d)          Except as set forth in Part 2.13(d) of the Disclosure Schedule, the Seller is not a party to or bound by, and the Seller has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(e)          None of the current or former independent contractors of the Seller could be reclassified as an employee. The Seller has never had any temporary or leased employees. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan.

2.14         Insurance. Seller maintains insurance policies of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or generally disclaimed Liability under any such policy and no notice of cancellation or termination has been received. Part 2.14 of the Disclosure Schedule accurately sets forth, with respect to each such insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy.

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2.15         Certain Payments, Etc.. The Seller has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

2.16         Proceedings; Orders. Except as set forth in Part 2.16 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened in writing during the 12 months preceding the date of this Agreement to commence any Proceeding: (i) that involves the Seller or that otherwise relates to or might affect the business of the Seller or any of the Purchased Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.16 of the Disclosure Schedule, to the best knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.16 of the Disclosure Schedule, no Proceeding has been commenced by or against the Seller during the 12 months preceding the date of this Agreement, and the Seller and Managing Member has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.16 of the Disclosure Schedule. There is no Order to which the Seller and Managing Member, or any of the assets owned or used by the Seller, is subject. To the best of the knowledge of the Seller, no employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the business of the Seller. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of Seller or Managing Member to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.17         Authority; Binding Nature of Agreements.

(a)          The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its members, manager and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

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(b)          The Managing Member has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Managing Member, enforceable against the Managing Member and Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Managing Member and Seller is a party will constitute the legal, valid and binding obligation the Managing Member and will be enforceable against the Managing Member and Seller in accordance with its terms.

2.18         Non-Contravention; Consents. Except as set forth in Part 2.18 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by Managing Member and the Seller, nor the consummation or performance by the Seller and Managing Member of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of, the certificate of formation, operating agreement or other organizational documents of Seller;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets of the Seller, is subject;

(c)          cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(d)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Purchased Assets or is held by the Seller or any employee of the Seller;

(e)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of Seller’s Contracts;

(f)          give any Person the right to (i) declare a default or exercise any remedy under any of Seller’s Contracts, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any such Contract; or

(g)          result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

Except as set forth in Part 2.18 of the Disclosure Schedule, the Seller nor the Managing Member was not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

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2.19         Brokers. Purchaser has retained Corporate Finance Advisors, Inc. (Ron Salupo) as the “retained broker” and shall be liable for brokerage fees due to same. Seller and Managing Member represents that it has not engaged any other broker in respect of the Transactions. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts or liabilities arising out of or on account of a claim by any other broker, finder, investment banker or agent that he, she or it is entitled to a commission or fees as a result of being retained or used by the other party.

2.20         Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of any material fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not materially misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser’s Representatives by or on behalf of Seller or Managing Member or by any Representative of the Seller or Managing Member, is accurate and complete in all material respects.

3.          Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1           Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller and Managing Member as of the date of this Agreement as follows:

(a)          Incorporation and Existence of the Purchaser. The Purchaser is a corporation duly formed and validly existing under the Laws of State of Delaware.

(b)          Validity of Agreement.

(i)          The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii)         The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(iii)        This Agreement and any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute or will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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(c)          Authorizations. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Agency or any other Third Party as a condition to the lawful consummation of the Transactions.

(d)          No Violation. The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfillment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser under:

(i)          any Law;

(ii)         any judgment, order, writ, injunction or decree of any Governmental Agency having jurisdiction over the Purchaser;

(iii)        the constating documents or any resolutions of the board of directors or Managing Members of the Purchaser; or

(iv)        the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(e)          No Knowledge of Inaccuracy of Seller’s Representations and Warranties. The Purchaser does not have any knowledge that any of the representations or warranties of the Seller as set forth in this Agreement is in any way inaccurate or untrue.

3.2           Sole Representations and Warranties. The Parties make no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement. Each Party hereby expressly negates and disclaims, and will not be liable for, any and all representations or warranties which may have been made or alleged to have been made in any other document or instrument or in any statement or information made or communicated to any other Party in any manner that is not expressly set forth in this Agreement or any a certificate executed and delivered pursuant to this Agreement.

3.3           Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance of the Transactional Agreements by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Transactional Agreements at the Closing, the Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

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3.4           Non-Contravention. Neither the execution and delivery by Purchaser of any of the Transactional Agreements nor the consummation or performance by the Purchaser of the Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, the certificate of incorporation or by-laws of Purchaser; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Purchaser is a party.

4.          Indemnification, Etc.

4.1           Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 2.1, Section 2.3 and Section 2.19, shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

4.2           Indemnification By and The Seller and Managing Member.

(a)          The Seller and Managing Member, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)          any Breach of any of the representations or warranties of Seller or Managing Member contained in this Agreement, the other Transactional Agreements or instrument delivered by or on behalf of Seller or Managing Member pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii)         any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Managing Member pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of Seller or Managing Member pursuant to this Agreement;

(iii)        any Excluded Asset or any Liability of the Seller or Managing Member or of any Related Party, other than the Assumed Liabilities; or

(iv)        any claim or Proceeding against the Purchaser or any other Indemnitee by any Person based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or Managing Member or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

(b)          Subject to Section 4.2(c), Seller or Managing Member shall not be required to make any indemnification payment pursuant to Sections 4.2(a)(i) or 4.2(a)(ii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds                   If the total amount of Damages exceeds                 , the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of Damages that exceed

(c)          The limitation on the indemnification obligations of the Seller and Managing Member that is set forth in Section 4.2(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which any of Managing Member or Seller had knowledge on or prior to the Closing Date.

4.3           Indemnification By The Purchaser.

(a)          The Purchaser shall hold harmless and indemnify the Seller and Managing Member from and against, and shall compensate and reimburse the Seller for, any Damages that are directly suffered or incurred by the Seller or Managing Member or to which the Seller or Managing Member may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)          any Breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transactional Agreements or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii)         any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(iii)        any claim or Proceeding against the Seller of Managing Member by any Person based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Purchaser or any of its Affiliates conducted, existing or arising after the Closing Date;

(iv)        Purchaser’s use of Seller’s Medicare or Medicaid Provider or submitter numbers after the Closing Date to submit claims for services provided by Seller after the Closing Date; or

(v)         any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis.

(b)          Subject to Section 4.3(c), the Purchaser shall not be required to make any indemnification payment pursuant to Section 4.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller has otherwise become subject, exceeds                  in the aggregate. If the total amount of such Damages exceeds                  in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding

(c)          The limitation on the indemnification obligations of the Purchaser that is set forth in Section 4.3(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Purchaser had knowledge on or prior to the Closing Date.

4.4           Conditions of Indemnification. The obligations and liabilities of the Purchaser and Seller under Section 4.2 and 4.3, respectively, shall be subject to the terms and conditions set forth on Exhibit “H”.

4.5           Exclusivity of Indemnification Remedies. Any claim by any party hereto (whether asserted as a contract or tort claim) arising from a breach of any provision of this Agreement or any Transaction Document may only be asserted as a claim for indemnification pursuant to this Article 4.

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5.          Certain Post-Closing Covenants.

5.1           Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Purchaser shall promptly remit to the Seller any funds that are received by the Purchaser that represent payment of receivables for services provided by Seller prior to the Closing Date. The Seller: hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Purchased Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller. In the event that fees or any other charges are remitted by a Client to Seller or Managing Member, for work performed by Purchaser on or after the Closing Date, all such payments shall promptly be remitted to the Purchaser. In the event that fees or any other charges are remitted by the Client to Purchaser for work performed by Seller prior to the Closing Date, all such payments shall promptly be remitted to Seller or Managed Member.

5.2           Confidentiality; Publicity.

(a)          Seller and Managing Member recognizes and acknowledges that it had in the past, currently has, and in the future may have, access to certain confidential information of the Seller and the Purchaser that are valuable, special and unique assets of Seller and the Purchaser. Seller and Managing Member agrees that it will not disclose such confidential information to any person for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of the Seller or (ii) disclosure is required by law or the order of any Government Body under color of law; provided, that prior to disclosing any information pursuant to this clause (ii); provided that Seller shall give prior written notice thereof to the Purchaser and provide the Purchaser with the opportunity to contest such disclosure. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in this Section 5.2, and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, Seller and Managing Member agrees that, in the event of a breach by it of the foregoing covenants, the covenant may be enforced against the Purchaser by injunction and restraining order, without the necessity of posting a bond.

(b)          Seller shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of Seller without the Purchaser’s prior written consent.

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5.3           Employees. Seller agrees to permit Purchaser to utilize the Retained Employees to conduct the business acquired by it pursuant to this Agreement through                                      . The Retained Employees shall report to a Purchaser employee or representative. In consideration of Purchaser’s utilization of the Retained Employees, Purchaser agrees to reimburse Seller for the Transitional Expenses that accrue during the period of utilization of the respective Retained Employees. Purchaser shall have the right to direct Seller to terminate the employment of any or all of the Retained Employees on forty-eight (48) hours written notice to Seller and Purchaser’s obligation to reimburse Seller for future wages and related expenses with respect to such terminated Retained Employees shall end at the end of such 48 hour notice period.

5.4           Accounts Receivable. Promptly after the Closing, Seller shall deliver to Purchaser a schedule listing an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of the Closing Date.

5.5           Non-Solicitation.

(a)          Seller and Managing Member covenant that for a period of five (5) years following the Closing Date neither shall directly or indirectly induce or seek to (i) influence any employee of the Purchaser or any of its affiliates to terminate his or her employment; (ii) knowingly hire and/or aid a competitor of the Purchaser in hiring a current or former employee of the Purchaser; or (iii) induce or seek to influence any Clients not to do business with the Purchaser.

(b)          Seller and Managing Member acknowledge that the restrictive period contained in Section 5.5(a) is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 5.54(a) be enforceable to the fullest extent permissible under the legal requirements and public policies applied in each jurisdiction in which enforcement is sought. Seller and Managing Member specifically agree that, in the event of a breach or threatened breach of Section 5.5(a), the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

5.6           Change of Name. After the Closing, Seller shall be able to use its existing DBA name to collect accounts receivables, deposit checks, maintain existing bank accounts, etc. Seller will agree not to use its DBA in connection with the solicitation of new business.

5.7          Client Conversion. Purchaser shall not, without Seller’s consent, which shall not be unreasonably withheld, reduce the fees and charges that it charges to the Seller’s Clients for services provided by Purchaser (or its Affiliates) during the Term.

6.           Miscellaneous Provisions.

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6.2           New Business Incentives.

(a)          Purchaser shall pay Managing Member an amount (“Commission”) equal to                                       of the revenue received by Purchaser for any new medical billing client who is not identified in Exhibit “M” as Pipeline Clients (“New Client”) that Managing Member causes to sign a medical billing agreement in a form acceptable to Purchaser (the “Purchaser Service Agreement”) during the Term of this Agreement. Purchaser shall pay the Commission to Managing Member for revenues received by Purchaser from New Clients during the eighteen (18) month period commencing on the date on which a New Client executes a Purchaser Service Agreement. Purchaser will pay the Commission to Seller within fifteen (15) days after the end of each month, commencing thirty (30) days after the end of the calendar month in which Purchaser receives its first payment from a New Client.

(b)          Purchaser shall pay Managing Member an amount (“Pipeline Commission”) equal to                                       of the revenue received by Purchaser from client’s identified in Exhibit “M” (“Pipeline Clients”) that Managing Member causes to sign a Purchaser Service Agreement. Purchaser shall pay the Pipeline Commission to Managing Member for revenues received by Purchaser from such Pipeline Clients during the Term of this Agreement. Purchaser will pay the Pipeline Commission to Seller within fifteen (15) days after the end of each month, commencing thirty (30) days after the end of the calendar month in which Purchaser receives its first payment from a Pipeline Client.

6.3           Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.16.4         Fees and Expenses. Each party shall be responsible for their respective fees and expenses incurred in connection with the Transactions.

6.4           Fees and Expenses. Each party shall be responsible for their respective fees and expenses incurred in connection with the Transactions.

6.5           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

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if to the Seller or Managing Member:

                   _____________

with a copy to:

if to the Purchaser:

6.6           Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.7           Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

6.8           Unattached Exhibits. The parties acknowledge that certain exhibits and schedules to this Agreement to be prepared by Seller or Purchaser have not been prepared or are incomplete at the time of execution of this Agreement. Seller and Purchaser shall proceed with diligence and in good faith to prepare said exhibits and schedules and shall present same to the other party for its review and approval. All exhibits and schedules so approved shall be initialed by each party and attached to this Agreement prior to the Closing.

6.9           Choiceof Law, Jurisdiction and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New Jersey, with the exception of its conflict of laws rules. Any action to enforce the provisions of this Agreement or arising under or by reason of this Agreement shall be brought exclusively in the courts of the State of New Jersey, with venue in the County of Somerset.

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6.10         Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative) and Seller agrees that: (a) in the event of any Breach or threatened Breach by Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding

6.11         Waiver.

(a)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

6.13         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.14         Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

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6.15         Knowledge. For purposes of this Agreement, a Person shall be deemed to have “knowledge” of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

6.16         Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of

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